Exhibit 5.1

DLA PIPER US LLP

2000 University Avenue

East Palo Alto, CA 94303-2248

www.dlapiper.com

O] 650-833-2000

F] 650-833-2001

January 18, 2007

Super Micro Computer, Inc.

980 Rock Avenue

San Jose, CA 95131

Re:	Registration Statement (No. 333-138370) on Form S-1

Gentlemen:

We have acted as counsel to Super Micro Computer, Inc., a Delaware corporation (“Super Micro”), in connection with the proposed issuance and sale of those certain shares of Super Micro’s newly-issued Common Stock and those certain additional shares of Super Micro’s Common Stock held by certain stockholders of Super Micro (collectively, the “Shares”), as set forth in Super Micro’s registration statement (No. 333-138370) on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2006 (as it may be amended and supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Shares include Shares that are subject to an over-allotment option granted to the underwriters in the offering.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and related prospectus, Super Micro’s charter documents, as amended to date, and records of its corporate proceedings in connection with the issuance and sale of the Shares. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued by Super Micro in accordance with the related prospectus (as amended and supplemented through the date of issuance) will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

This opinion is given to you solely for use in connection with the issuance and sale of the Shares in accordance with the Registration Statement and the related prospectus and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to Super Micro, the Shares or the Registration Statement.

Sincerely,

/s/ DLA Piper US LLP

DLA Piper US LLP